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                             FULL SERVICE AGREEMENT

     AGREEMENT (this "Agreement" or "Service Agreement") made as of the _____ day of ____________, 1996, by and between United Investors Life Insurance Company ("Client"), 2001 Third Avenue South, Birmingham, Alabama 35202, and Alliance-One Services, L.P. ("Alliance-One"), 2000 Wade Hampton Boulevard, Greenville, South Carolina 29615.

     WHEREAS, Alliance-One uses a computerized data processing recordkeeping system known as "Vantage-One" for certain life and annuity contracts (the "Vantage-One System") and has the data processing equipment and administrative support personnel (the "Facilities" or "Alliance-One's Facilities") to provide and support administrative processing using the Vantage-One System and Facilities for the maintenance of records, processing of information, and the generation of output with respect thereto; and

     WHEREAS, Client desires to appoint Alliance-One as Recordkeeping Service Agent for certain of its life and annuity products (the "Contracts"), as described in Exhibit A attached hereto, and Alliance-One desires to accept such appointment.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

     SECTION 1  Terms of Appointment
                --------------------

     1.1 Subject to the conditions set forth in this Agreement, Client hereby appoints Alliance-One as its Recordkeeping Service Agent for the Contracts and Alliance-One hereby accepts such appointment.

     1.2 Alliance-One agrees to provide the facilities, equipment, and personnel to perform those Recordkeeping Service Functions set forth in Exhibit B1 and Exhibit B2 in accordance with standard industry practice.

     1.3 If requested to do so, Alliance-One will make on-line access to the Vantage-One System available to Client between the hours of 7:00 a.m. and 7:00 p.m., Central Time, Monday through Friday, except for such holidays as are observed by the New York Stock Exchange. Access to the Vantage-One System at other times will be by mutual agreement.

     1.4 The Contracts are underwritten by Client and Alliance-One shall not provide any underwriting services.

     1.5 Client shall be responsible for determining the benefits, premium rates, adjudication of claims, and claims payment procedures applicable to such coverage; all rules pertaining to these matters must be provided, in writing, by Client to Alliance- One.

     1.6 Alliance-One and Client may agree to a service arrangement for additional services by signing a Work Assignment that references this Agreement. Additional services may include:

     .  System Interfaces           .  Training Classes
     .  Model Office                .  Addition of New Plans
     .  Conversion Activities

     .  Customizations
     .  Ad hoc reporting Programs


          1.6.1 Each Work Assignment will describe the work to be done and any special provisions applicable to the project. In the event of a conflict between the term of this Agreement and the term of a Work Assignment, the term of the Work Assignment shall prevail.

          1.6.2 If a Work Assignment states that services will be provided on a "Time and Materials Basis," Alliance-One's charges for the services will be determined by the amount of Alliance-One personnel time, computer time, and materials used in providing the services, plus reimbursable expenses, rather than by the results achieved. Client bears the risk of cost overruns and delays on work performed on a Time and Materials Basis.



K:\AGREE\FULL\UNTINV.8                                           October 4, 1996
Confidential & Proprietary Information               The Continium Company, Inc.

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          1.6.3  Alliance-One will try to accommodate Client's requests concerning the assignment of personnel to Client's projects, but Alliance-One reserves the right to determine the assignment of its personnel.

          1.6.4 If Alliance-One provides Client with an estimate of the cost or timeframe for any additional services to be provided by Alliance-One, the estimate will be made in good faith based on the information known to Alliance-One.

     SECTION 2     Fees and Expenses
                   -----------------

     2.1 During the Initial Term (as defined in Section below) of this Agreement, Client shall pay to Alliance-One upon receipt of Alliance-One's statement the fees and charges in the amounts as set out in Exhibit A attached hereto and made a part hereof. Alliance-One shall not be entitled to any compensation or other payments except as expressly set forth on Exhibit A or otherwise agreed in writing between the parties. For each renewal term of this Agreement Alliance-One shall be entitled to receive such fees and charges as shall be agreed upon by the parties prior to commencement of each such term, pursuant to Section hereof.

     2.2 Alliance-One may impose a late payment charge of one and one-half percent (1 1/2%) per month, or the highest rate permitted by law, whichever is lower, on balances outstanding for over thirty (30) days.

     2.3 Amounts payable to Alliance-One are payable in full, in United States dollars, without deduction, and are net of all sales, use, property and related taxes and duties. Client shall pay directly or to Alliance-One sums equal to all such taxes and duties paid or payable by reason of this Agreement or the parties' performance hereunder, exclusive of taxes based upon the net income of Alliance-One. Client shall not deduct from payments due Alliance-One hereunder any amounts paid or payable to third parties for duties or taxes, however designated, including withholding taxes (except for garnishments, tax levies, and similar orders). All taxes payable by Client hereunder shall become due when billed by Alliance-One to Client, or when assessed, levied or billed by the appropriate taxing authority, even though such billing shall occur subsequent to expiration or termination of this Agreement.

     SECTION 3     Payments and Collections
                   ------------------------

     3.1 The payment to Alliance-One of any premiums or charges for insurance and deposits by or on behalf of an insured or contract owner shall be deemed to have been received by Client, and the payment of return premiums or claims by Client to Alliance-One shall not be deemed payment to the insured or claimant until such payments are received by such insured or claimant. Premiums for this Section shall include all deposits and contractual charges.

     3.2 Alliance-One will hold in a fiduciary capacity any premiums or charges for insurance and deposits collected by it on behalf of or for Client with respect to insureds and annuitants, and return premiums received from Client. Alliance-One shall comply with all applicable fiduciary account statutes and regulations. Alliance-One will immediately (and in any event within fifteen days) remit such funds to the person or persons entitled thereto, or shall promptly deposit (and in any event within fifteen days) them in a fiduciary account established and maintained by Alliance-One in the name of Client. Alliance-One shall require the bank in which such fiduciary account is maintained to keep records clearly recording the deposits in and withdrawals from such account on behalf of or for each insurer for which Alliance-One may collect charges or premiums. Alliance-One shall promptly obtain and keep copies of all such records and, upon request of Client, furnish Client with copies of such records pertaining to deposits and withdrawals on behalf of or for Client. Alliance- One may make withdrawals from such account for:

          a.   remittance to Client when entitled thereto;

          b. transfer to and deposit in a claims paying account, with claims to be paid as provided in Section below; or

          c. remittance of return premiums to the person or persons entitled thereto.

K:\AGREE\FULL\UNTINV.8                                           October 4, 1996
Confidential & Proprietary Information               The Continium Company, Inc.

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                                                                       CONTINUUM


     3.3 All claims paid by Alliance-One from funds collected on behalf of Client shall be paid only on checks or drafts of and as authorized by Client.

     SECTION 4          Representations and Warranties of Alliance-One
                        ----------------------------------------------

     Alliance-One represents and warrants to Client as follows:

     4.1 It is a limited partnership duly organized and existing and in good standing.

     4.2 It is empowered under applicable laws and by its charter and bylaws to enter into and perform the services contemplated in this Agreement.

     4.3 All requisite corporate proceedings have been taken to authorize it to enter into and perform the services contemplated in this Agreement.

     4.4 It has and will continue to have and maintain the necessary facilities, equipment, and personnel to perform its duties and obligations as set forth under this Agreement.

     4.5 Whenever required by a state, it shall maintain a deposit or a bond in favor of such state to be held in trust for the benefit and protection of insureds and insurers whose monies Alliance-One handles. In addition, Alliance-One shall comply with any other bond and insurance requirements of applicable state law.

     4.6 THESE WARRANTIES STATED IN THIS SECTION ARE IN LIEU OF ALL OTHER WARRANTIES AND ALLIANCE-ONE DISCLAIMS ANY OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     SECTION 5          Representations and Warranties of Client
                        ----------------------------------------

     Client represents and warrants to Alliance-One as follows:

     5.1  It is a corporation duly organized and existing and in good standing.

     5.2 It is empowered under the applicable laws and regulations and by its charter and bylaws to enter into and perform this Agreement.

     5.3 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

     5.4 As between Client and Alliance-One, Client shall be responsible for all compliance with all laws with respect to the Contracts and all filings with regulatory agencies in connection with the offer, sale, or administration of the Contracts.

     5.5 It shall fulfill all lawful obligations with respect to Contracts affected by this Agreement, regardless of any dispute between Client and Alliance-One.

     SECTION 6          Term; Termination
                        -----------------

     6.1 Subject to termination as hereinafter provided, this Agreement shall remain in force and effect for a period of five (5) years (the "Initial Term"). This Agreement shall be renewed automatically for additional successive terms of one year at the end of the Initial Term and the end of each renewal term unless terminated by either party by prior written notice to the other at least one hundred eighty (180) days prior to the end of the Initial Term or the renewal term.

     6.2 At least ninety (90) days prior to the end of any term hereof, Alliance-One shall give Client written notice if Alliance-One desires to increase its fees or charges to Client or to change the manner of payment or to change any of the other terms and conditions of this Agreement. If Alliance-One and Client do not agree to such changed fees and charges, the manner of payment before the end of the term during which such notice is given by Alliance-One, or if Alliance-One does not withdraw the proposed changes, this Agreement shall terminate at the end of such term.


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     6.3  Either party may terminate this Agreement at the end of the Initial
Term or any renewal term by one hundred eighty (180) days written notice to the other. This Agreement may be terminated or amended by mutual agreement of the parties in writing at any time.

     6.4 Either party may terminate this Agreement for cause upon written notice sent by certified mail to the other party. "For cause" shall mean a material breach of this Agreement or material default in the performance of any of a party's duties and obligations hereunder which is not remedied within thirty (30) days after written notice documenting the default is given by the nondefaulting party.

     6.5 If Alliance-One elects to terminate this Agreement for other than nonpayment of fees and charges and if Client shall so request in writing, Alliance-One shall continue to provide the services described herein to Client for a period of six (6) months following such termination, such service to be provided in accordance with the terms of this Agreement and at one hundred twenty-five percent (125%) of the fees in effect for the term immediately preceding such six (6) months period.

     6.6 In the event that this Agreement is terminated, Alliance-One agrees that, in order to assist in providing uninterrupted service to Client, Alliance-One shall offer reasonable assistance to Client in converting the records of Client from the Vantage- One System to whatever service or system is selected by Client, subject to reimbursement to Alliance-One for such assistance at its standard rates and fees in effect at that time.

     6.7 Client shall give Alliance-One thirty (30) days advance written notice of any termination or cancellation of this Agreement as required by applicable law. In addition, Client shall provide fifteen (15) days advance written notice to the Director of the Department of Insurance for the State of Arizona of any termination or cancellation or any other change in this Agreement as required by Arizona law.

     6.8 Upon termination of this Agreement, Client will return to Alliance-One all documentation and information relating to the Vantage-One System, and any other similar or related materials (and any copies thereof) confidential to Alliance-One. Subject to Section hereof, Alliance-One will return all of the data and files of Client to it. Client agrees to allow Alliance-One reasonable access to all such returned records in the event such access is requested by Alliance-One for any reasonable and legitimate purpose, including as a result of any litigation or any similar proceeding.

     SECTION 7          Limitation of Liability
                        -----------------------

     7.1 In the event malfunction of the Vantage-One System causes an error or mistake in any record, report, data, information or output under the terms of this Agreement, Alliance-One shall at its expense correct and reprocess such records, provided that once Client is aware of or should have been aware of the error or mistake Client shall promptly notify Alliance-One in writing of such error or mistake.

     7.2 Where Client's claim relates to a defect in any service, Client will give Alliance-One a reasonable opportunity to correct the defect. If Alliance-One is able to correct the defect within a reasonable period of time, Alliance-One will not be liable for any damages.

     7.3 In case of any claim by Client against Alliance-One related to this Agreement or any transaction under this Agreement, regardless of the basis of the claim, Alliance-One will be liable only for:

          7.3.1 Bodily injury (including death) and damage to real property and tangible personal property; and

          7.3.2 For any other loss or injury not included in section 7.3.1, the amount of actual loss or damage suffered by Client, up to a cumulative aggregate of the fees paid to Alliance-One by Client under this Agreement during the three months immediately preceding the occurrence of the claim.

     7.4 Notwithstanding anything to the contrary herein, Alliance-One shall, for the

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                                                                       CONTINUUM

protection and benefit of Client, maintain errors and omissions liability insurance coverage in an amount of at least $10,000,000 total aggregate liability.

     7.5 Notwithstanding anything to the contrary herein, Alliance-One shall not be responsible for, and Client shall indemnify and hold Alliance-One harmless from and against, any and all costs, expenses, losses, damages, charges, counsel fees, payments, and liability which may be asserted against Alliance-One or for which it may be held liable, arising out of or attributable to:

          7.5.1 Any actions taken by Alliance-One in good faith and due diligence in compliance with the terms of this Agreement;

          7.5.2 Any failure by Client to comply with Federal, state or local laws or regulations with respect to the offering and/or sale of the Contracts or the records maintained, and/or Client's failure to use and employ Alliance-One's System and Facilities in accordance with the procedures set forth in the reference manuals delivered to Client, Client's failure to utilize the control procedures set forth and described therein, and Client's failure to verify promptly reports received through use of the Vantage-One System and Facilities;

          7.5.3 Client's refusal or failure to comply with the terms of this Agreement, or which arise out of Client's action or willful misconduct or which arise out of the breach of any representation or warranty of Client hereunder;

          7.5.4 Client's errors and mistakes in the use of the Vantage-One System, Facilities and control procedures;

          7.5.5 Third party claims against Client for loss or damage (including, but not limited to, Client's policyholders and shareholders) unless caused by the willful or grossly negligent acts of Alliance-One;

          7.5.6 Alliance-One's reliance on, or use of, in performing its duties and obligations hereunder, information, data, records and documents received by Alliance-One from Client, its custodian or other agents; or

          7.5.7 The reliance on, or the carrying out of, any instructions or requests of Client pertaining to the normal day-to-day operations and functions of the Vantage-One System made by any persons listed on a "Schedule of Authorized Personnel" to be furnished to Alliance-One by Client upon execution of this Agreement and attached as Exhibit C, and as amended from time to time in writing by Client. Client shall immediately provide Alliance-One with written notice of any change of authority of persons authorized and enumerated in Exhibit C to provide Alliance-One with instructions or directions relating to services to be performed by Alliance-One under this Agreement.

     7.6 In the event Alliance-One is unable to perform its obligations under the terms of this Agreement because of natural disaster, strikes, equipment or transmission failure or damage, or other causes beyond its control, Alliance-One will use its best efforts to assist Client to obtain alternate sources of service. Alliance-One will not be liable for any damages resulting from such causes.

     7.7 IN NO EVENT SHALL ALLIANCE-ONE BE LIABLE TO CLIENT FOR ANY CLAIM, DAMAGE OR OTHER CAUSE OF ACTION, WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE, FOR EXEMPLARY, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES.

     7.8 The limitations of liability in this Section 7 will be enforced even if any exclusive remedy fails of its essential purpose.

     SECTION 8          Books and Records
                        -----------------

     8.1 This Agreement shall be retained as part of the official records of both parties for its duration and seven years thereafter.

     8.2  Where a policy is issued to a trustee or trustees, a copy of the trust



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agreement and any amendments thereto is to be furnished to Client. Both parties will retain such documents as part of their official records for the duration of the policy and seven years thereafter.

     8.3 Alliance-One shall establish and maintain facilities and procedures for the safekeeping of policy forms, check forms and facsimile signature imprinting devices, if any, and all other documents, reports, records, books, files, and other materials relative to this Agreement and all transactions between Alliance-One, Client, and insureds, which shall include the identity and addresses of policyholders and certificate holders (collectively, "Books and Records"). Alliance-One shall maintain the Books and Records at its principal administrative office, for the duration of this Agreement and seven years thereafter, and in accordance with prudent standards of insurance recordkeeping and as required by applicable law.

     8.4 Client and any applicable insurance regulator shall have full and free access, during ordinary business hours, to the Books and Records, which shall be in a form usable by them. Client and the applicable insurance regulator shall keep confidential any of Alliance-One's confidential information or trade secrets contained in the Books and Records, provided that the applicable insurance regulator may use such information in a proceeding instituted against Client or Alliance-One.

     Client or its duly authorized independent auditors have the right under this Agreement to perform on-site audits of the Books and Records directly pertaining to the Contracts serviced by Alliance-One's Facilities hereunder at Alliance-One's Facilities in accordance with reasonable procedures and at reasonable frequencies. Client shall reimburse Alliance-One for all of its costs and expenses (including personnel time and materials) incurred in connection with such audits.

     8.5 It is expressly understood and agreed that the Books and Records, but excluding information confidential to Alliance-One as identified in Section below, shall be the sole property of Client and that such property shall be held by Alliance- One, as agent, during the term of this Agreement. All information furnished by Client to Alliance-One hereunder is confidential and Alliance-One shall not disclose such information, directly or indirectly to any third party except to the extent that Alliance-One is required by law to make such disclosure or as authorized by Client.

     8.6 Alliance-One may use only such advertising pertaining to the business underwritten by Client as has been approved in writing by Client in advance of their use.

          8.6.1 Client shall have the prior approval of the Director of the Department of Insurance, State of Idaho, before approving advertising for use by Alliance- One.

          8.6.2 Alliance-One will maintain at its principal administrative office a complete file of all advertisements, regardless of the author, created or designed, which were used in the course of Alliance-One's business in the State of Georgia, with a notation indicating the manner and extent of distribution and the form number of any policy advertised. Such file shall be subject to inspection by the Office of Commissioner of Insurance of the State of Georgia. All such advertisements shall be maintained in said file for a period of not less than five years. Alliance-One shall file with the Commissioner of Insurance of the State of Georgia on or before March 1 each year, a certification executed by an authorized officer of Alliance-One wherein it is stated that to the best of his or her knowledge, information and belief, the advertisements disseminated by Alliance-One during the preceding calendar year complied, or were made to comply in all respects, with the advertising regulations of Georgia.

     8.7 Client acknowledges that an affiliate of Alliance-One has proprietary rights in and to the Vantage-One System and that the Vantage-One System (including the program code, documentation, specifications, logic, and design of the Vantage-One System) constitutes confidential material and trade secrets of Alliance-One's affiliate.

          8.7.1 Client agrees to maintain the confidentiality of, and not disclose to any third party, the Vantage-One System, or any information about the internal

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     affairs, business plans, and business practices of Alliance-One or its affiliates.

          8.7.2 Alliance-One or its affiliate shall be the owner and copyright holder of all work product that results from programming services performed by Alliance- One for Client, including, but not limited to, program code, documentation, specifications, logic, and design.

          8.7.3 Alliance-One shall have the right, at any time, and from time to time, to alter and modify the Vantage-One System and any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder, provided that no such alterations or modifications shall materially change or affect the operations and procedures of Client in using or employing Alliance- One's System or Facilities hereunder without the consent of Client, which such consent shall not be unreasonably withheld.

     8.8 Client shall, from time to time, provide Alliance-One with current forms of contracts, prospectuses, and applications, names and states of license of all insurance and/or broker-dealer agents and representatives authorized to sell the Contracts.

     SECTION 9     Miscellaneous
                   -------------

     9.1 Client may not assign or sublicense or otherwise transfer voluntarily, or by operation of law, any rights or obligations under this Agreement without Alliance- One's prior written consent. Alliance-One may not assign this Agreement if prohibited by applicable law nor without the consent of Client, which consent shall not be unreasonably withheld; provided that if Client does so reasonably withhold consent, then Alliance-One shall have the right to assign this Agreement and Client shall then have the right to terminate this Agreement early with at least ninety (90) days prior written notice to Alliance-One. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

     9.2  With respect to Wyoming residents, Alliance-One will not:

          9.2.1 Solicit applications for insurance or annuities for Client, negotiate insurance or annuities on behalf of Client, or carry out and countersign insurance policies unless licensed in Wyoming as an agent;

          9.2.2 On behalf of Client, for compensation or fee, solicit, negotiate or procure insurance or the renewal or continuance thereof for Wyoming insureds or prospective insureds unless licensed in Wyoming as a broker; or

          9.2.3 Adjust claims in Wyoming for Client by investigating and negotiating settlements unless licensed in Wyoming as an adjuster, or an agent or broker who adjusts or assists in the adjustment of losses arising under policies issued by the insurers represented by that agent or through that broker. Nothing herein shall be interpreted as to prohibit Alliance-One from engaging in ministerial or clerical activities relating to the payment of claims.

     9.3 It is understood and agreed that all services performed hereunder by Alliance- One shall be as an independent contractor and not as an employee of Client.

     9.4 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written, and this Agreement may not be modified except in a written instrument executed by both of the parties hereto.

     9.5 All notices and requests in connection with this Agreement shall be given or made upon the respective parties in writing and shall be deemed as given as of the date deposited in the U.S. mails, postage prepaid, certified or registered, return receipt requested, and addressed to the address listed on the first page of this Agreement or to such other address as a party to receive the notice or request so designates by written notice to the other.

     9.6 This Agreement is to be construed in accordance with the laws of the State of Missouri, without regard to conflicts of law principles.

K:\AGREE\FULL\UNTINV.8                      7                   October 4, 1996
Confidential & Proprietary Information               The Continuum Company, Inc.
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                                                                       CONTINUUM

CLIENT

By:
     ------------------------------
Name:
      -----------------------------
        (printed)
Title:
      -----------------------------
Date:
      -----------------------------


Alliance-One Services, L.P.

By:
     ------------------------------
Name:
      -----------------------------
        (printed)
Title:
      -----------------------------
Date:
      -----------------------------




K:\AGREE\FULL\UNTINV.8                      8                   October 4, 1996
Confidential & Proprietary Information               The Continuum Company, Inc.